Exhibit 10.1

JENA

English Summary of a lease agreement dated January 15, 2008 (the Lease) by and between the BioCentiv GmbH (the Landlord) and InflaRx GmbH (the Tenant), as amended by supplements to the Lease dated November 18, 2008; October 25, 2010, January 18, 2011, July 13, 2011, October 18, 2012, April 8, 2013, August 14, 2014, November 20, 2014, February 23, 2015, April 9, 2015 and April 15, 2015, , by and between the Landlord and the Tenant, and as amended by supplements to the Lease dated December 21, 2015, April 27, 2016, November 3, 2016 and February 17, 2017, by and among Ernst – Abbe – Stiftung as landlord (the  New Landlord), Ernst – Abbe – Project GmbH (the Service Provider) and the Tenant.

•	Leased Property: the Tenant leases from the Landlord a) laboratory space, b) office space, c) parking garage spots, d) storage space, and e) outside, utility and ancillary items (together, the Premises), initially 39.34 square meters of laboratory areas, 21.17 square meters of office areas, no storage area, one parking garage spot and outside, utility and ancillary items in the Bioinstruments Center (Bioinstrumentzentrum). The Premises were later extended or reduced in various addenda to cover different areas of the Bioinstruments Center (Bioinstrumentzentrum), with its address Winzerlaer Str. 2, 07745 Jena, in the categories a) through e) above.

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Term: The initial term started at January 16, 2008 and ended on December 31, 2008. The Tenant had the option to extend the Lease for another two years, to be executed subject to three months’ notice prior to the end of the term.

The Lease was extended various times, most recently on February 17, 2017 until December 31, 2019.

The Landlord may terminate the Lease in the statutorily defined cases, in particular payment default, breach of contract and insolvency.

•	Parties: The New Landlord and the Service Provider have signed the amendments to the Lease dated April, 27, 2016, November 3, 2016 and February 17, 2017.

•	Deposit: The Tenant must provide a bank guarantee in the amount of EUR 1,000 for securing its obligations.

•	Permitted Use: The permitted use is for the development, production and sale of therapeutic products in the area of acute infections. The Tenant confirms that it is a small and medium-sized enterprise within the meaning of the European Commission definition and will inform the Landlord immediately of non-compliance with any element of that definition.

•	Sublease and Assignment of Rights: The Tenant is not allowed to sublease the Premises without written permission by the Landlord. The Tenant shall only assign its rights from the lease to third parties with prior written approval of the Landlord.

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Rent: The initial monthly net rent was a) EUR 11.00 per square meter for laboratory space, b) EUR 7.00 per square meter for office space, c) EUR 30.00 per parking garage spot, and d) EUR 5.00 per square meter for storage space. In addition, the Tenant is liable for all ancillary costs, and will initially pay monthly ancillary cost arrears of EUR 400.00 (starting from 1 July 2008). In addition, the Tenant is liable to pay EUR 1.20 per square meter per leased space as a center lump sum.

Starting July 2008, the monthly payment was EUR 1,289.41. The monthly rent was adapted several times, most recently on February 17, 2017, to an amount of EUR 11,458.26 per month starting from February 2017 to the New Landlord, and EUR 875.10 to the Service Provider.

•	Valorization: If the consumer price index for Germany changes by 10 points (with 2006 being the base of 100 points), then the rent will be so adjusted.

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Insurances, Liability, Maintenance: The Landlord maintains insurance against fire, storm, hail and water damages, and the Tenant will reimburse the Landlord as part of the ancillary costs. The Tenant is required to immediately inform the Landlord of any damages.

The Tenant is liable for any damages incurred by the Landlord on the Premises or other property of the Landlord which is culpably caused by the Tenant, its relatives, employees or visitors, and indemnifies the Landlord against any claims as a result of its business.

The Tenant is obliged to maintain the Premises and to pay for running maintenance costs.

•	Modifications to leased Premises: The Tenant is permitted to effect modifications to the leased premises only with the prior written approval of the Landlord. The Tenant and the Landlord will agree on the costs, reimbursement and potential obligations to build-back modifications.

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